As filed with the Securities and Exchange Commission on December 7, 2016

Registration Statement File No. 333-211882
Registration Statement File No. 333-197424
Registration Statement File No. 333-170531
Registration Statement File No. 333-151262
Registration Statement File No. 333-149976
Registration Statement File No. 333-134948
Registration Statement File No. 333-118095
Registration Statement File No. 333-107637
Registration Statement File No. 333-90156
Registration Statement File No. 333-81880
Registration Statement File No. 333-65748
Registration Statement File No. 333-56950
Registration Statement File No. 333-33576
Registration Statement File No. 333-41961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211882)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-197424)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-170531)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-151262)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-149976)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-134948)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-118095)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-107637)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-90156)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-81880)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-65748)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-56950)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-33576)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-41961)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AmSurg Corp.
(Exact name of registrant as specified in its charter)

Tennessee	62-1493316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1A Burton Hills Boulevard
Nashville, Tennessee
(615) 665-1283
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED AMSURG CORP. 2014 EQUITY AND INCENTIVE PLAN
AMSURG CORP. 2006 STOCK INCENTIVE PLAN, AS AMENDED
AMSURG CORP. AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN, AS AMENDED

16,664 SHARES OF COMMON STOCK ISSUED PURSUANT TO WRITTEN COMPENSATION CONTRACTS
AMSURG CORP. 1997 STOCK INCENTIVE PLAN, AS AMENDED
AMSURG CORP. 1992 STOCK OPTION PLAN, AS AMENDED
(Full titles of the plans)

Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary
1A Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 665-1283
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. James Jenkins, Jr., Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

AmSurg Corp., a Tennessee corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, no par value (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration No. 333-211881, initially filed with the SEC on June 6, 2016, registering 2,000,000 shares of Common Stock issuable under the Amended and Restated AmSurg Corp. 2014 Equity and Incentive Plan;

ii.	Registration No. 333-197424, initially filed with the SEC on July 15, 2014, registering 2,091,599 shares of Common Stock issuable under the AmSurg Corp. 2014 Equity and Incentive Plan;

iii.	Registration No. 333-170531, initially filed with the SEC on November 10, 2010, registering 158,205 shares of Common Stock issuable under the AmSurg Corp. 2006 Stock Incentive Plan, as amended;

iv.	Registration No. 333-151262, initially filed with the SEC on May 29, 2008, registering 500,000 shares of Common Stock issuable under the AmSurg Corp. 2006 Stock Incentive Plan, as amended;

v.	Registration No. 333-149976, initially filed with the SEC on March 28, 2008, registering 702,045 shares of Common Stock issuable under the AmSurg Corp. 2006 Stock Incentive Plan, as amended;

vi.	Registration No. 333-134948, initially filed with the SEC on June 12, 2006, registering 1,400,000 shares of Common Stock issuable under the AmSurg Corp. 2006 Stock Incentive Plan;

vii.
Registration No. 333-118095, initially filed with the SEC on August 10, 2004, registering 1,500,000 shares of Common Stock issuable under the AmSurg Corp. Amended and Restated 1997 Stock Incentive Plan, as amended;

viii.
Registration No. 333-107637, initially filed with the SEC on August 4, 2003, registering 1,000,000 shares of Common Stock issuable under the AmSurg Corp. Amended and Restated 1997 Stock Incentive Plan, as amended;

ix.	Registration No. 333-90156, initially filed with the SEC on June 10, 2002, registering 1,000,000 shares of Common Stock issuable under the AmSurg Corp. Amended and Restated 1997 Stock Incentive Plan;

x.
Registration No. 333-81880, initially filed with the SEC on January 31, 2002, registering an aggregate of 16,664 shares of Common Stock issuable upon exercise of options granted to Bergein F. Overholt, M.D. and Richard F. Corlin, M.D. pursuant to written compensation contracts;

xi.	Registration No. 333-65748, initially filed with the SEC on July 24, 2001, registering 690,000 shares of Common Stock issuable under the AmSurg Corp. Amended and Restated 1997 Stock Incentive Plan;

xii.	Registration No. 333-56950, initially filed with the SEC on March 13, 2001, registering 480,000 shares of Common Stock issuable under the AmSurg Corp. 1997 Stock Incentive Plan, as amended;

xiii.	Registration No. 333-33576, initially filed with the SEC on March 30, 2000, registering 470,000 shares of Common Stock issuable under the AmSurg Corp. 1997 Stock Incentive Plan, as amended; and

xiv.
Registration No. 333-41961, initially filed with the SEC on December 11, 1997, registering an aggregate of 1,577,333 shares of Common Stock issuable under the AmSurg Corp. 1997 Stock Incentive Plan, as amended and the AmSurg Corp. 1992 Stock Option Plan, as amended.

On December 1, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of June 15, 2016, by and among the Registrant, Envision Healthcare Corporation (formerly known as New Amethyst Corp.), a Delaware corporation (“Envision”), and Envision Healthcare Holdings, Inc. (“Holdings”), a Delaware corporation, the Registrant merged with and into Envision (“Merger 1”), with Envision continuing as the surviving corporation, immediately after which Holdings merged with and into Envision (together with Merger 1, the “Mergers”), with Envision continuing as the surviving corporation.

As a result of the Mergers, the Registrant terminated all offers and sales of its Common Stock registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 7, 2016.

ENVISION HEALTHCARE CORPORATION, as successor by merger to AmSurg Corp.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.